UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

Under the Securities Exchange Act of 1934
(Amendment No. 1 )*

GuruNet Corporation

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of Class of Securities)

403307101

(CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Item 1.
	(a)	Name of Issuer GuruNet Corporation
	(b)	Address of Issuer’s Principal Executive Offices Jerusalem Technology Park, Building 98, Jerusalem 91481, Israel

Item 2.
(a)

Name of Person Filing
Highland Capital Partners V Limited Partnership (“HCP V”); Highland Capital Partners V-B Limited Partnership (“HCP V-B”); Highland Entrepreneurs’ Fund V Limited Partnership (“Highland Entrepreneurs’ Fund V”); HEF V Limited Partnership (“HEF V”), which is the general partner of Highland Entrepreneurs’ Fund V; Highland Management Partners V Limited Partnership (“HMP V”), which is the general partner of HCP V and HCP V-B; Highland Management Partners V, Inc. (“Highland Management”), which is the general partner of both HEF V and HMP V; Robert F. Higgins (“Higgins”), a senior managing director of Highland Management and a limited partner of each of HMP V and HEF V; Paul A. Maeder (“Maeder”), a senior managing director of Highland Management and a limited partner of each of HMP V and HEF V; Daniel J. Nova (“Nova”), a senior managing director of Highland Management and a limited partner of each of HMP V and HEF V; Sean M. Dalton (“Dalton”), a managing director of Highland Management and a limited partner of each of HMP V and HEF V; Josaphat K. Tango (“Tango,” and together with Higgins, Maeder, Nova and Dalton, the “Managing Directors”), a managing director of Highland Management and a limited partner of each of HMP V and HEF V.

(b)

Address of Principal Business Office or, if none, Residence
The address of the principal business office of HCP V, HCP V-B, Highland Entrepreneurs’ Fund V, HEF V, HMP V, Highland Management, Higgins, Maeder, Nova, Dalton and Tango is 92 Hayden Avenue, Lexington, MA  02421.

	(c)	Citizenship
	(d)	Title of Class of Securities
	(e)	CUSIP Number

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:
(b) Percent of class:
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of
Not applicable.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of GuruNet Corporation.
All other items reported on the Schedule 13G dated as of February 10, 2005 and filed on behalf of the Reporting Persons with respect to the Common Stock of GuruNet Corporation remain unchanged.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group

Item 10.	Certification

Signature

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.  We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1.

Dated:	February 13, 2006

HIGHLAND CAPITAL PARTNERS V LIMITED PARTNERSHIP

By: Highland Management Partners V Limited Partnership, its general partner

By: Highland Management Partners V, Inc., its general partner

		By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HIGHLAND CAPITAL PARTNERS V-B LIMITED PARTNERSHIP

By: Highland Management Partners V Limited Partnership, its general partner

By: Highland Management Partners V, Inc., its general partner

		By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HIGHLAND ENTREPRENEURS’ FUND V LIMITED PARTNERSHIP

By: HEF V Limited Partnership, its general partner

By: Highland Management Partners V, Inc., its general partner

By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HEF V LIMITED PARTNERSHIP

By: Highland Management Partners V, Inc., its general partner

By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HIGHLAND MANAGEMENT PARTNERS V LIMITED PARTNERSHIP

By: Highland Management Partners V, Inc., its general partner

By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HIGHLAND MANAGEMENT PARTNERS V, INC.

By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

/s/ Robert F. Higgins
Robert F. Higgins

/s/ Paul A. Maeder
Paul A. Maeder

/s/ Daniel J. Nova
Daniel J. Nova

/s/ Sean M. Dalton
Sean M. Dalton

/s/ Josaphat K. Tango
Josaphat K. Tango

Index of Exhibits

Exhibit 1 - Agreement

Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of GuruNet Corporation.

Dated:	February 13, 2006

HIGHLAND CAPITAL PARTNERS V LIMITED PARTNERSHIP

By: Highland Management Partners V Limited Partnership, its general partner

By: Highland Management Partners V, Inc., its general partner

		By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HIGHLAND CAPITAL PARTNERS V-B LIMITED PARTNERSHIP

By: Highland Management Partners V Limited Partnership, its general partner

By: Highland Management Partners V, Inc., its general partner

		By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HIGHLAND ENTREPRENEURS’ FUND V LIMITED PARTNERSHIP

By: HEF V Limited Partnership, its general partner

By: Highland Management Partners V, Inc., its general partner

By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HEF V LIMITED PARTNERSHIP

By: Highland Management Partners V, Inc., its general partner

By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HIGHLAND MANAGEMENT PARTNERS V LIMITED PARTNERSHIP

By: Highland Management Partners V, Inc., its general partner

By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

HIGHLAND MANAGEMENT PARTNERS V, INC.

By:	/s/ Robert F. Higgins
Robert F. Higgins
Managing Director

/s/ Robert F. Higgins
Robert F. Higgins

/s/ Paul A. Maeder
Paul A. Maeder

/s/ Daniel J. Nova
Daniel J. Nova

/s/ Sean M. Dalton
Sean M. Dalton

/s/ Josaphat K. Tango
Josaphat K. Tango